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Eleven Biotherapeutics, Inc.

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Eleven Biotherapeutics Reports Second Quarter 2016 Financial Results and Provides Strategic Update

Cambridge, MA – August 12, 2016 – Eleven Biotherapeutics, Inc. (NASDAQ: EBIO), a biopharmaceutical company discovering and developing protein therapeutics to treat diseases of the eye, today reported financial results for the second quarter ended June 30, 2016 and provided a review of recent business highlights.

“We look forward to closing our licensing deal with Roche, contingent upon the approval of our stockholders at our upcoming stockholder meeting,” said Abbie Celniker, Ph.D., President and Chief Executive Officer of Eleven Biotherapeutics.

Recent Business Highlights and Strategic Update:

•	Submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) to initiate clinical trials of EBI-031, a humanized monoclonal antibody that potently binds interleukin-6 (IL-6) and inhibits all known forms of IL-6 signaling, for the treatment of ocular diseases such as diabetic macular edema and uveitis.

•	Signed an exclusive license agreement with F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. (Roche) relating to Eleven’s IL-6 technology. Under the terms of the agreement, Eleven has agreed to grant an exclusive, worldwide license to Roche to develop and commercialize EBI-031, and all other IL-6 antagonist antibody technology owned by Eleven. Under the agreement, Eleven will be entitled to an upfront payment of $7.5 million, along with potential future milestone payments of up to $262.5 million. Effectiveness of the license agreement is subject to approval of the license by holders of at least a majority of the outstanding shares of Eleven’s common stock.

•	Announced that the IND application for EBI-031 became effective. As a result of the achievement of this milestone, Eleven is entitled to receive a $22.5 million payment from Roche pursuant to the terms of its license agreement with Roche, subject to stockholder approval of the license.

•	Continue to engage in a process to review a range of strategic alternatives with the goal of maximizing stockholder value. Potential strategic alternatives that Eleven may continue to explore and evaluate during the ongoing review process include, among others, the sale of the Company, a strategic partnership or a business combination with one or more parties or the licensing, sale or divestiture of some of the Company’s assets or proprietary technologies that are not related to the license agreement with Roche. As part of the strategic review process, or if the strategic review process does not result in any additional transaction, Eleven may also consider a distribution to stockholders of all or a portion of the payments from Roche under the license agreement.

Second Quarter 2016 Financial Results:

•	Revenue: Revenue was $0.3 million for the three months ended June 30, 2016, compared to $0.1 million for the same period in 2015.

•	R&D Expenses: Research and development expenses were $3.3 million for the three months ended June 30, 2016, compared to $6.3 million for the same period in 2015. This decrease was primarily due to lower development expenses related to our product candidate Isunakinra, which development activities are no longer ongoing, partially offset by higher EBI-031 related development expenses.

•	G&A Expenses: General and administrative expenses were $3.5 million for the three months ended June 30, 2016, compared to $2.2 million for the same period in 2015. This increase was primarily due to higher professional fees related to the license agreement with Roche and our review of strategic alternatives.

•	Net Loss: Net loss applicable to common stockholders was $6.5 million, or $0.33 per share, for the three months ended June 30, 2016, compared to net loss applicable to common stockholders of $6.9 million, or $0.36 per share, for the same period in 2015.

•	Cash and Cash Equivalents: Cash and cash equivalents were $8.5 million as of June 30, 2016. We believe that our current cash and cash equivalents, together with the aggregate upfront and initial milestone payments of approximately $30 million that will be due and payable within 30 days after effectiveness of the license agreement with Roche, will be sufficient to fund our current operating plans into 2017.

About EBI-031

Eleven Biotherapeutics’ most advanced preclinical product candidate is EBI-031 for treatment of diabetic macular edema, or DME, and uveitis. EBI-031 was designed and engineered for intravitreal delivery using Eleven’s AMP-Rx platform. EBI-031 is a potent blocker of both free IL-6 and IL-6 complexed to the soluble IL-6 receptor (IL-6R). Eleven’s IND became effective in July 2016 for the purpose of conducting clinical trials of EBI-031 in DME and uveitis.

About Eleven Biotherapeutics

Eleven Biotherapeutics, Inc. is a preclinical-stage biopharmaceutical company with a proprietary protein engineering platform, called AMP-Rx, that it applies to the discovery and development of protein therapeutics to treat diseases of the eye. Eleven’s therapeutic approach is based on the role of cytokines in diseases of the eye, the Company’s understanding of the structural biology of cytokines and the Company’s ability to rationally design and engineer proteins to modulate the effects of cytokines. Cytokines are cell signaling molecules found in the body that can have important inflammatory effects. For more information please refer to the Company’s website www.elevenbio.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the potential effectiveness of the license agreement with Roche or receipt of payments thereunder, the future rights and obligations of the parties under the license agreement, the Company’s strategy, future operations, advancement or maturation of its product candidates and product pipeline, clinical development of the Company’s product candidates, including expectations regarding timing of regulatory submissions and initiation of clinical trials, regulatory requirements for initiation of clinical trials and registration of product candidates, the review of its strategic alternatives and the outcome of such review, the completion and results of potential strategic transactions, the sufficiency of its cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the occurrence of any event, change or other circumstances that could give rise to the termination of the license agreement, the outcome of any legal proceedings that could be instituted against the Company or its directors related to the license agreement, the inability to consummate the transactions contemplated by the license agreement due to the failure to obtain the requisite approval of the Company’s stockholders, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or preclinical studies will be indicative of the results of future trials, the adequacy of any clinical models, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals and other factors discussed in the “Risk Factors” section of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016 as filed with the Securities and Exchange Commission and other reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Contact:

John McCabe

617-858-0907

ELEVEN BIOTHERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Total revenue	$277	$114	$506	$358
Operating expenses:
Research and development	3,298	6,269	7,930	11,507
General and administrative	3,471	2,247	5,618	4,850

Total operating expenses	6,769	8,516	13,548	16,357

Loss from operations	(6,492)	(8,402)	(13,042)	(15,999)
Other income (expense), net	1	1,496	(1,023)	2,569

Net loss	$(6,491)	$(6,906)	$(14,065)	$(13,430)

Net loss per share applicable to common stockholders—basic and diluted	$(0.33)	$(0.36)	$(0.71)	$(0.72)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	19,874	19,087	19,756	18,532

ELEVEN BIOTHERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$8,484	$36,079
Prepaid expenses and other current assets	350	232

Total current assets	8,834	36,311
Property and equipment, net	314	407
Restricted cash	119	94
Other assets	—	13

Total assets	$9,267	$36,825

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,855	$1,246
Accrued expenses	1,153	1,794
Notes payable, current portion	—	4,134
Deferred revenue	—	406

Total current liabilities	3,008	7,580
Other liabilities	73	423
Notes payable, net of current portion	—	9,763
Warrant liability	13	115

Stockholders' equity:
Common stock	20	20
Additional paid-in capital	145,420	144,126
Accumulated deficit	(139,267)	(125,202)

Total stockholders' equity	6,173	18,944

Total liabilities and stockholders' equity	$9,267	$36,825